EXHIBIT 10.4

April 27, 2009

Mitchell Zuckerman
Chairman, SFS
Sotheby’s
1334 York Avenue
New York, New York 10021

Dear Mitchell:

     As you are aware, business conditions in this unprecedented economic environment are requiring Sotheby’s to take an unprecedented step. We are asking our most highly paid executive employees around the world to agree to a salary reduction. This decision is essential to best position the organization at this difficult time and it will help us to save jobs that we would otherwise not be able to retain. But it is one we make with great reluctance. We wish it were not necessary and fully recognize this will be a financial sacrifice for you.

     Effective May 1, 2009, your annual base salary will be reduced from $535,000 to $481,500. We will review these salary reductions in twelve months (on or about April 1, 2010) with the Compensation Committee of the Board of Directors to determine if any changes can be made.

     We are also making arrangements with most of our benefit providers, so that your level of benefits will remain commensurate with the amount of your former base salary of $535,000. Further, in the event that, while you are receiving this reduced salary, you become eligible for payment of insurance, severance, notice (from the Company) or other benefits, such benefits to the extent their calculation depends on your base salary will be calculated using your former higher, base salary amount of $535,000. However, workers’ compensation, short term disability, the Company’s 401(k) plan and the Company’s Deferred Compensation plan and notice from you of your intent to resign will need to be based on your reduced salary.

     Nothing herein modifies the “at will” nature of your employment subject to the terms of your Notice and Non-Compete Agreement.

     Your support during this challenging period for our business is very important to Sotheby’s and is greatly appreciated. It is this effort that will help us to save jobs that otherwise we would not be able to retain.

.

Sincerely,

SOTHEBY’S

By: /s/ Susan Alexander

Name:	Susan Alexander
Title:	Executive Vice President and Worldwide Head of Human Resources

ACCEPTED AND AGREED TO:

/s/ Mitchell Zuckerman________________________
Mitchell Zuckerman